Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC ANNOUNCES PLANNED PRIVATE OFFERING

New York, NY (October 17, 2005) – The Interpublic Group (NYSE: IPG) today announced that it is planning a private offering of cumulative convertible perpetual preferred stock (the “Shares”) to qualified institutional buyers. The expected gross proceeds will be $500,000,000, plus up to an additional $75,000,000 if an overallotment option in connection with the offering is exercised. Interpublic intends to use the net proceeds from the offering for general corporate purposes.

Neither the Shares nor the underlying shares of common stock have been registered under the Securities Act of 1933 or any state securities laws, and Interpublic does not currently intend to pursue any such registration. The Shares and the underlying shares of common stock may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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Contact Information

General Inquiries:	Media, Analysts, Investors:	Analysts, Investors:
Julie Tu	Philippe Krakowsky	Jerry Leshne
(212) 827-3776	(212) 704-1328	(212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax